Exhibit 10(a)
MAXIMUM GUARANTEED PRICE DESIGN CONSTRUCTION CONTRACT entered into by and between CORECOMPOSITES DE MEXICO, S. DE R.L. DE C.V., represented herein by Mr. STEPHEN JOHN KLESTINEC in his capacity as General Attorney-in-Fact, hereinafter referred to as “THE OWNER” and AS CONSTRUCCIONES DEL NORTE, S.A. DE C.V., represented by Mr. VICTOR ALFONSO SANCHEZ-RUELAS, in his capacity as General Attorney-in-Fact, hereinafter referred to as “THE CONTRACTOR”, all parties with legal capacity to enter into and commit themselves pursuant to this Contract, same which is governed by the following Recitals and Clauses:
RECITALS
I. The OWNER through its legal representative hereby declares that:
A.	It is a corporation organized and existing in accordance with the laws of the Republic of Mexico and that it has its corporate domicile in Prol. Ave. Uniones y Av. Michigan, Parque Industrial del Norte, Matamoros, State of Tamaulipas, Mexico. That it was incorporated through Public Instrument number 7,720, dated October 15, 2001, granted before Mr. José R. Treviño-Rodríguez, Notary Public number 78, for the city of Matamoros, State of Tamaulipas, which document was recorded in the Public Registry of Property and Commerce of Matamoros, Tamaulipas, under number 558, volume 3-012, Book First, Commerce Section on October 23, 2001, a copy of which is attached hereto as Exhibit “A”.

B.	That in order to comply with its corporate purpose, its principal has decided to carry out the construction of an industrial production facility with an approximate area of 437,270.60 square feet (40,623.43 square meters) on a tract of land owned by OWNER located in Lote 1 de la Manzana 6, Parque Industrial La Ventana, H. Matamoros, State of Tamaulipas, Mexico, with a surface area of 90,902.95 square meters. Said construction and site are detailed in the documents, drawings and specifications approved by the OWNER which are attached hereto and form a part hereof as Exhibit “B”, and which will hereinafter be referred to as “The Work”.

C.	That it appears represented herein by Mr. Stephen John Klestinec, who evidenced his capacity as attorney in fact through Public Instrument number 3,895, dated July 22, 2008, granted before Mr. Jorge Luis Velarde-Danache, Notary Public number 150, for the city of Matamoros, State of Tamaulipas, which document was recorded in the Public Registry of Property and Commerce of Matamoros, Tamaulipas, under number 334, volume 3-007, Book First, Commerce Section on August 7, 2008, a copy of which is attached hereto as Exhibit “C”.

D.	That it wishes to enter into this Contract with the CONTRACTOR, in order for it to perform the construction of the Work in accordance with the terms and conditions set forth herein.
II. The CONTRACTOR through its legal representative hereby declares that:
A.	It is a corporation organized and existing in accordance with the laws of the Republic of Mexico and that it has its corporate domicile in Calixto de Ayala #105, Altos B, Colonia San Francisco, 87350, H. Matamoros, State of Tamaulipas, Mexico. That it was incorporated through Public Instrument number 488, dated June 19, 1997, granted before Mr. Jesus Guillermo Villarreal-Rodriguez, Notary Public number 47, for the city of H. Matamoros, State of Tamaulipas, which document was recorded in the Public Registry of Property and Commerce of H. Matamoros, State of Tamaulipas, under number 87, volume 87, Book 1 Second Auxiliary, Commerce Section on June 30, 1997, copy of which is attached hereto as Exhibit “D”.

B.	That CONTRACTOR has filed and is up to date on the following legal registrations, as indicated with the identification numbers set forth below:
(i)	Federal Taxpayer Registration: ACN970619-841

(ii)	Employer Registration at the IMSS: E9427311100
C.	That it has the experience to provide technical, consulting, project management, architectural, engineering and general construction services, pursuant to its corporate purpose, and that it has the machinery, material, experience, technology, and the necessary personnel and means to properly execute the Work subject matter of this Contract.

D.	That it appears represented herein by Mr. Victor Alfonso Sanchez-Ruelas who evidenced his capacity as attorney in fact through Public Instrument number 530, dated March 9, 1999, granted before Mr. Jesus Guillermo Villarreal-Rodriguez, Notary Public number 47, for the city of H. Matamoros, State of Tamaulipas, which document was recorded in the Public Registry of Property and Commerce of H. Matamoros, State of Tamaulipas, under number 188, volume 188, Book 1 Second Auxiliary, Commerce Section on May 11, 2000, a copy of which is attached hereto as Exhibit “G”.

D.	That it wishes to enter into this Contract with OWNER in order for it to perform the construction of the Work, in accordance with the terms and conditions set forth in this Contract and in the Contract Documents.
III. Both parties state, that:
A.	In the execution of this Contract, there has been no duress, violence, bad faith or error amongst them.

B.	In order to carry out the construction referred to in Recital I, paragraph B, they hereby formalize this Contract, which will be ruled by the following:
CLAUSES
CLAUSE 1. DEFINITION OF TERMS.
In this Contract, the following expressions shall have the following meanings, which will apply both in the singular and the plural form:
a.	The term “OWNER”, as used herein, shall mean Core Composites De Mexico, S. de R.L. de C.V., same company that has title to the property where the Work will take place.
b.	The term “OWNER’S REPRESENTATIVE”, as used herein, shall mean Mr. Mark Patrick Murfitt, or any other delegated representative of the OWNER which is notified in writing to the CONTRACTOR and Construction Manager by the OWNER. In compliance with the Contract Document, the OWNER’S REPRESENTATIVE will be fully authorized and empowered to make decisions on behalf of OWNER in connection with the performance of the Work, particularly to make and acknowledge entries in the official log book of the job as provided for herein, to request and to authorize changes, additions or deletions to the WORK pursuant to the provisions hereof, to execute all required documentation and to receive portions or the entirety of the WORK from the CONTRACTOR, as provided in this Contract. Communications given to the CONTRACTOR’S REPRESENTATIVE and/or OWNER’S REPRESENTATIVE and/or Construction Manager shall be as binding as if given to the other party’s representative and/or the Construction Manager, if not placed in the Daily Activity Log; all other communications and/or notices not placed in the Daily Activity Log shall be confirmed in writing by the receiving party.

GERENTES Y COORDINADORES, S.C. (the “Construction Manager”) will provide administration services of the Contract as described in the Contract Documents, and shall have the authority described in Clause Ninth-Bis during the construction process.

The CONTRACTOR will have control over or charge of and will be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work. The Construction Manager will be responsible for the oversight of the Work in accordance with the Contract Documents under the terms of the Construction Management Agreement.

Until changed or removed through written notice from the OWNER to the CONTRACTOR, the OWNER’S REPRESENTATIVE will be Mr. Mark Patrick Murfitt and the Construction Manager will be GERENTES Y COORDINADORES, S.C and their representatives and designees.

c.	The term “CONTRACTOR”, as used herein, shall mean AS Construcciones del Norte, S.A. de C.V., and any Subcontractors employed by it.

d.	The term “CONTRACTOR’S REPRESENTATIVE”, as used herein, shall mean any representative of the CONTRACTOR, notified in writing by the CONTRACTOR to the OWNER. The CONTRACTOR’S REPRESENTATIVE will be fully authorized and empowered to make decisions on behalf of the CONTRACTOR in regards to the performance of the Work, particularly to make and acknowledge entries in the official log book for the job as provided for herein, to receive from the OWNER’S REPRESENTATIVE requests for changes, additions or deletions to the Work, to submit quotations for the execution of said changes, and to deliver to the OWNER’S REPRESENTATIVE portions or the entirety of the WORK, as provided for herein. Until changed or removed by written notice from the CONTRACTOR to the OWNER, the CONTRACTOR’S REPRESENTATIVE will be Mr. Bruno Fuentes-Garza. The CONTRACTOR’S REPRESENTATIVE shall not be removed or replaced from the project without the OWNER’S and Construction Manager’s expressed written consent, which consent will not be unreasonably withheld. Likewise, the CONTRACTOR’S REPRESENTATIVE shall be removed at OWNER’S and Construction Manager’s express written request to CONTRACTOR in case that he has demonstrated to be negligent and/or inefficient while performing the Work.

e.	The term “Subcontractor” includes only those having a direct or indirect contract with the CONTRACTOR, who perform services or furnish material worked to a special design according to the plans and specifications of the Work, but does not include one who merely furnish materials. In any event, the CONTRACTOR shall remain liable for the proper and punctual performance of the work assigned to any Subcontractor hired by CONTRACTOR. CONTRACTOR agrees to neither assign all or part of the Work to any third parties. CONTRACTOR shall deliver to OWNER a list of all Subcontractors hired for the Work, and OWNER shall have the right to reject any Subcontractor therein included. In the event that CONTRACTOR hires a Subcontractor not stated in the list provided to OWNER, it shall notify this to OWNER, who shall have the right to reject said Subcontractor. OWNER’S rejection of any Subcontractor must be with a reasonable cause.

f.	The term “Supplier” shall include those parties providing only material or equipment for the performance of the Work pursuant to Clause 2 of this Contract.

g.	The term “Days” shall mean legal working days in Mexico.

h.	The term “Work” shall mean the construction in the property of the OWNER in the terms provided for in this Contract, and the documents, drawings, and specifications that are attached hereto and made a part hereof as Exhibit “B”, such term shall also include all labor, materials, equipment and services provided or to be provided by the CONTRACTOR to fulfill its obligations.

i.	The term “Building” shall mean the industrial facility to be constructed pursuant to this Contract.

j.	The term “Premises” shall mean the location of the land where the Work will take place.

k.	The term “Daily Activity Log” shall mean the Book where the representatives of the parties shall keep a daily record of activities and notices related to the Work, same which must be signed by such representatives in each case.

l.	The term “Specifications” shall mean the written requirements for materials, equipment, construction systems, standards and workmanship for the Work, and performance of related services.

m.	The “Project” consists of the construction of the Core Composites facility, in Matamoros, Tamaulipas, as shown in the Contract Documents prepared by the CONTRACTOR dated August 26, 2008 and the Performance Criteria Bid Documents attached to that certain Letter of Intent entered into by CONTRACTOR and OWNER on June 26, 2008.

n.	The “Contract Documents” consist of the Contract between OWNER and CONTRACTOR (hereinafter the “Contract”), the General Requirements and Performance Criteria Bid Documents attached to that certain Letter of Intent entered into by CONTRACTOR and OWNER on June 26, 2008, the Drawings, Specifications, addenda issued prior to execution of the Contract, the Construction Management Agreement other documents listed in the Agreement and Modifications issued after execution of the Contract and the documents prepared by CONTRACTOR if accepted by the OWNER.

A Modification is:
(1) a written amendment to the Contract signed by both parties, or a
(2) a Change Order,
Unless specifically enumerated in the Contract, the Contract Documents do not include other documents such as bidding requirements (advertisement or invitation to bid, Instructions to Bidders, sample forms, the CONTRACTOR’S bid or portions of addenda relating to bidding requirements).
The Contract Documents form the Contract for the construction. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. The Contract may be amended or modified only by a Modification. The Contract Documents shall not be construed to create a contractual relationship of any kind between:
(1) The Construction Manager and CONTRACTOR,
(2) Between the OWNER and Subcontractor or
(3) Between any persons other than the OWNER and CONTRACTOR.
o.	The “Drawings” are the graphic and pictorial portions of the Contract Documents, wherever located and whenever issued, showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams.
p.	The “Project Manual” is the volume usually assembled for the Work, which may include the bidding requirements, sample forms, Conditions of the Contract and Specifications.
q.	“Shop Drawings” are drawings, diagrams, schedules and other data specially prepared for the Work by the CONTRACTOR or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.
r.	“Product Data” are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the CONTRACTOR to illustrate materials or equipment for some portion of the Work, if applicable.
s.	“Samples” are physical examples, which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged, if applicable.
t.	“Shop Drawings, Product Data, Samples” and similar submittals are not Contract Documents. The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required the way the CONTRACTOR proposes to conform to the information given and the design concept expressed in the Contract Documents.
u.	“Punch List” items are any items of the Work that have not been fully completed when the Work is at a stage of Substantial Completion, which shall be completed by CONTRACTOR no later than 30 Days after the Substantial Completion has been declared and accepted.
v.	“Beneficial Occupancy” stage of the Work, as described in the Drawings and Specifications, upon which OWNER may initiate the installation of its machinery and equipment therein. At this time foundations, steel structure, floors (concrete slab), walls and roofs, including doors, shall be substantially completed. The architectural, electrical and mechanical Works shall be completed to the extent necessary for safe and proper installation by OWNER of its machinery and equipment and commence production testing and employee training, and shall continue in process without interfering with OWNER’S installation of its machinery and equipment at the manufacturing area. The Building shall be watertight and temporary sanitary facilities shall be available, having the Building all utilities connected and operating.
w.	“Substantial Completion”, Means that the Building is fully functional and in operation. OWNER has full occupancy and operation of the Building and electrical/mechanical systems, including office area, are possible and all systems have been properly tested, started and are operating, requiring only minor “Punch List” items to be concluded not to exceed 1-2% of the Work, which shall not interfere with OWNER’S intended use of the Project.
x.	“Final Completion”, Means that all Punch List items have been totally completed.
y.	“Final Inspection”, Means those studies, test and examinations of the Project, Premises, Building and Work carried out by the OWNER and/or the Construction Manager in order to receive any part or stage of the Building from by CONTRACTOR upon its termination.
z.	“Change Order”, shall mean any modification in the Work instructed by OWNER’S REPRESENTATIVE and Construction Manager as set forth in Clause 17 hereof, which instructions must be in writing as per the template attached hereto as Exhibit “E”. Said Change Order must be duly singed by the OWNER’S representative and/or the Constructions Manager’s representatives herein authorized; and must be singed in acceptance by the CONTRACTOR’S representative in order for such Change Order to be binding amongst the parties.
aa.	“Force Majeure” shall mean fire, flood, unavoidable casualty, pestilence, earthquake, Acts of God, civil commotion, national emergency, warlike operation, invasion, rebellion, hostilities, military or up surged power, sabotage, governmental regulations or controls, labor disturbances, strikes, or other similar circumstances or events beyond the reasonable control of the parties. Without limitation, Force Majeure shall exclude bankruptcy or other financial incapacity of either party or its consultants or subcontractors.
CLAUSE 2. INTENT.
The CONTRACTOR agrees to perform, either by itself or by subcontracting, the Work, including but not limited to all civil and site work required for the completion of the Work, as per instructions received from the OWNER under the Contract Documents. The CONTRACTOR has visited and examined all conditions of the construction site and area, and is satisfied with respect to all matters necessary for carrying out the Work, including but not limited to general working conditions, labor requirements, accessibility, conditions of the Premises, obstructions, drainage conditions, actual levels, excavations, fillings, easements, and all other related aspects. The intent of this Contract is to include in the Work all items necessary for the proper execution and completion thereof and therefore the performance of the Work shall include all items defined in Exhibit “B” and in this

Contract, as being necessary to produce the intended results. The CONTRACTOR has investigated all other conditions as to the character of the site (including concealed and subsurface conditions), the character and extent of the OWNER’S and other CONTRACTOR’S operations in the area in connection with the project, and has taken all these matters into account before the execution of this Contract for which CONTRACTOR is responsible for all “mark outs”, such as designation of corner points, axels, lot limits, etc. No allowance or extra payment will be made due to any such items or conditions occasioned by the CONTRACTOR’S failure to make such comparison and examination on account of interferences Subcontractors actually contracted by it, or by reason of any error, omission or oversight on the CONTRACTOR’S part.
Both parties agreed to contract an expert to carry out soil studies for the press pits foundations. If from the expert’s opinion the initial Design and Specifications in regards to the press pits foundations are modified in any manner whatsoever, said modification shall have an impact on the cost of the press pits. In the event that a modification is required for the press pits, the parties shall agree through a Change Order as set forth in this Contract.
Execution of the Contract by the CONTRACTOR is a representation that the CONTRACTOR has visited the site, has become familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Contract Documents.
The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work by the CONTRACTOR. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the CONTRACTOR shall be required only to the extent consistent with the Contract Documents and reasonably inferable from them as being necessary to produce the intended results.
In the event of conflicts or discrepancies among the Contract Documents, interpretations will be based on the following priorities:
1. The Contract;
2. Drawings and Specifications
3. Change Order
4. Addenda with those of later date having precedence over those of earlier date;
5. The General Requirements;
In the case of an inconsistency between Drawings and Specifications or within either of the Contract Documents not clarified by addendum or Change Order, the CONTRACTOR shall promptly notify such inconsistency to the OWNER; the parties shall review same and resolve same in order not to delay the Work. If the parties do not agree and resolve such inconsistency within in the next three Days, the parties shall resolve such inconsistency as provided in Clause 29 herein.

Should any error or inconsistency appear in the Drawings or Specifications authorized by the OWNER for construction to commence, the Drawings shall take precedence, but the CONTRACTOR shall not proceed with the Work without notifying said error or inconsistency in writing to the OWNER concerning revisions to the Drawings and/or Specifications, in the understanding that OWNER shall respond within three Days or else it will be deemed that the Drawings will prevail, in which case, due to failure of OWNER to respond, CONTRACTOR shall not be held liable for its execution of the Work in accordance with such Drawings and Specifications authorized by OWNER.
Organization of the Specifications into divisions, sections and articles, and arrangement of Drawings shall not control the CONTRACTOR in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.
Unless otherwise stated in the Contract Documents, words which have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.
CLAUSE 3. SCOPE OF WORK.
(a) The CONTRACTOR has prepared the design, a set of performance Drawings, Specifications and schedules to fix and describe the size, dimensions, design parameters, character of the Project, materials and such other essentials as may be appropriate. Said Drawings, schedules and Specifications, as reviewed and accepted by the OWNER, shall define the scope of the Work herein contracted for, shall become a part of this Contract as Exhibit “B” and shall be signed by the parties upon execution hereof.
The CONTRACTOR has submitted to the OWNER upon execution hereof a detailed critical path method schedule (“CPM”) for the Work included in the Contract, which is part of Exhibit “B”. This schedule reflects the Contract dates and includes all related activities and will enable the OWNER and Construction Manager, at all times throughout the duration of the Work, to compare actual with scheduled progress.
The CPM schedule shall be revised at least weekly or sooner if required by the conditions of the Work and Project, shall be related to the entire Project to the extent required by the Contract Documents, and shall provide for expeditious and practicable execution of the Work.
The OWNER reserves the right to issue a written modification in the sequence of Work set forth in the approved CPM. However, if the CONTRACTOR determines that such modification in the sequence of the Work involves an extra cost or a delay in construction, the matter will be resolved by Change Order with the approvals required under Clauses Ninth Bis. and Seventeenth.
(b) The CONTRACTOR will be held responsible for fulfilling specifications execution and supervision of the Work as set forth in Exhibit “B”, and in accordance with specified and common local industry practices in the Municipality of Matamoros, State of

Tamaulipas, México. The acceptance by the CONTRACTOR of the Drawings and Specifications is for general arrangement only, unless otherwise noted, and does not relieve the CONTRACTOR of full responsibility for the proper, correct, legal and timely execution of the Work required as per the Contract Documents, including but not limited to dimension and position of the completed Work.
The Drawings and Specifications shall become the property of the OWNER. In order for the Project to be deemed as Finally Completed, CONTRACTOR shall have delivered to the OWNER two complete printed sets of As-Built Drawings and Specifications and recorded in a CD-ROM in Auto-Cad version 2002.
In view of the foregoing neither the CONTRACTOR nor any Subcontractor, or material or equipment supplier shall own or claim a copyright in the Drawings.
(c) The CONTRACTOR shall furnish all labor, materials, tools, equipment, construction equipment and machinery, water, heat, utilities, transportation and all other facilities, means and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work, as referred to in Clause 2 hereof.
(d) The CONTRACTOR shall perform the Work in accordance with the Contract Documents, Specifications, Drawings and calculations which, when signed by both parties will be attached to this Contract as part of Exhibit “B”. The design, engineering and construction monitoring of the Work shall be performed and supervised by licensed and qualified architects, engineers or such other professionals in Mexico. The Specifications and Drawings or both shall define the scope of the Work and include everything incidental, requisite, and necessary to perform the same. The Specifications and Drawings are to be considered cooperative. All Work shown on the Drawings and not described in the Specifications and all Work described in the Specifications and not shown on the Drawings will be considered a part of this Contract.
(e) The OWNER reserves the right to perform work not related with this Project with its own resources and to award separate contracts in connection with other work.
(f) The CONTRACTOR shall not be considered a representative or agent of the OWNER, except to the extent that the CONTRACTOR may act on behalf of the OWNER in the obtaining of permits or materials and in such other specific cases as approved in writing by the OWNER.
(g) The Construction Manager and the CONTRACTOR’S REPRESENTATIVE shall keep the Daily Activity Log up to date, where all delays, changes, variations and in general, all events arising during the performance hereof, shall be posted.
(h) The CONTRACTOR shall carefully study and compare the Contract Documents with each other and with information furnished by the OWNER, shall at once report to the Construction Manager errors, inconsistencies or omissions discovered. The

CONTRACTOR shall be liable to the OWNER and Construction Manager for damages resulting from errors inconsistencies or omissions in the Contract Documents.
(i) The CONTRACTOR shall take field measurements and verify the conditions and shall carefully compare such fields measurements and conditions and other information known to the CONTRACTOR with the Contract Documents before commencing activities. Errors inconsistencies or omissions discovered shall be reported to the Construction Manager immediately. The CONTRACTOR will be held responsible by paying such costs for any inconsistencies in the field measurements, conditions and other information that affect the Work.
(j) The CONTRACTOR shall supervise and direct the Work, using the CONTRACTOR’S best skill and attention. The CONTRACTOR shall be solely responsible for and have control over construction means, methods, techniques, sequences, and procedures and for coordinating all portions of the Work, unless Contract Documents give other specific instructions concerning these matters.
(k) The CONTRACTOR shall not be relieved of obligations to perform the Work in accordance with the Contract Documents either by activities or duties of the Construction Manager in the administration of the Contract, or by tests, inspections or approvals required or performed by persons other than the CONTRACTOR.
In the event that OWNER, its subcontractors or any other person appointed by OWNER conduct tests and/or inspections that cause a delay in the CPM, the CONTRACTOR shall not be liable for any delay arising therefrom.
(l) The CONTRACTOR shall be responsible for inspection of portions of Work already performed under this Contract to determine that such portions are in proper condition to receive subsequent Work.
(m) The CONTRACTOR shall enforce strict discipline and good order among the CONTRACTOR’S employees and other persons carrying out the Contract. The CONTRACTOR shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.
(n) The CONTRACTOR shall maintain at the site for the OWNER one record copy of the Drawings, Specifications, addenda, Change Orders and other Modifications, in good order and marked currently to record changes and selections made during construction, and in addition approved Shop Drawings, Product Data, Samples and similar required submittals. These shall be available to the Construction Manager and shall be delivered to the Construction Manager for submittal to the OWNER upon completion of the Work (“As Built” Drawings) as provide under section (b) above.
(o) The CONTRACTOR shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals to revisions requested by the Construction Manager on previous submittals.

(p) When professional certification of performance criteria of materials, systems or equipment is required by the Contract Documents the Construction Manager shall be entitled to rely upon the accuracy and completeness of such calculations and certifications.
CLAUSE 4. REGULATIONS AND PERMITS.
CONTRACTOR shall, at its cost, perform the Work in accordance with the Contract Documents, that may require compliance with standard International and US codes and requirements as indicated, as well as the Construction Regulations applicable in the city of H. Matamoros, State of Tamaulipas, and any other laws, ordinances or regulations applicable to the execution of the Work. Any fine or penalty which may be imposed as a consequence of any violation of this provision shall be for the exclusive account of the CONTRACTOR, and the CONTRACTOR will keep the OWNER harmless against any loss or liability in the terms of the first paragraph of Clause 26 hereof. If any authority orders the correction of any part or all of the Work, CONTRACTOR shall correct such deficiency on its account and shall bear all expenses related thereto.
The CONTRACTOR shall confine operations at the site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the site with materials or equipment.
In order to enable the OWNER to evidence the full ownership of the Work and to comply with all applicable laws and regulations, CONTRACTOR covenants and agrees to obtain at its expense, all required licenses, authorizations and permits on behalf and in the name of the OWNER, including the construction license, issued by the Municipality of Matamoros, for which OWNER agrees to cooperate with CONTRACTOR. The registration of the Work with the Mexican Institute of Social Security (IMSS) shall be made under CONTRACTOR’S name, and CONTRACTOR shall provide OWNER with a copy of such registration, as well as evidence of payment of contributions to the IMSS and INFONAVIT for the previous months. The OWNER shall provide to the CONTRACTOR all documents reasonably necessary to obtain all required licenses and permits. The CONTRACTOR shall obtain the Construction License mentioned in this paragraph and copies thereof shall be delivered to the OWNER and Construction Manager.
If however the CONTRACTOR commences the construction of the Work without having obtained the construction license and IMSS registration mentioned above, the CONTRACTOR will be responsible for the payment of all fines and penalties imposed upon the OWNER, as well as all loss, costs and expenses derived from the suspension of the Work by any Governmental Agency, if any, and it hereby covenants and agrees to hold the OWNER harmless against any and all such fines, penalties and/or losses.
If the CONTRACTOR performs Work knowing it to be contrary to laws, statutes, ordinances, building codes, and rules and regulations the CONTRACTOR shall assume full responsibility for such Work and shall bear the attributable costs.

The certificate of occupancy (“Terminacion de Obra”), if applicable shall be delivered to the OWNER, together with the request of the CONTRACTOR for the Final Inspection of the finished Work, in the terms provided for in Clause 30 hereof. The originals of said permits and licenses shall be delivered to the OWNER upon final acceptance of the Work.
If during the term of execution of the Work any changes or amendments to the established regulations should occur, CONTRACTOR shall be obligated to implement such changes during the phases of the Work to be carried out with no further amendments to this Contract.
CLAUSE 5. TERM AND TIME SCHEDULE.
(a) CONTRACTOR shall initiate the Work upon execution hereof, and must carry the same to Final Completion as hereinafter defined, on or before April 20, 2009, with reference to the Work described in Recital I, Paragraph b, except if amended or changed through a Change Order or any other agreement in writing duly signed by the parties hereof. The CONTRACTOR shall comply with the Contract Documents and with the CPM (Exhibit “B”) in carrying out the Work, subject to verification and approval by the OWNER’S REPRESENTATIVE and/or Construction Manager. Such CPM shall include a job schedule for all trades, including milestone dates for completion of Work, components and payment schedule and shall be in form and detail acceptable to OWNER. The payment schedule shall be proportional to the Work performed throughout the duration of this Contract. Time limits stated in the Contract Documents are of the essence of the Contract. By executing this Contract the CONTRACTOR confirms that, subject to the proper and timely delivery of the steel and steel reinforcement, the Contract Time is a reasonable period for performing the Work, for which both parties agree as follows:
1.	High Bay Area: CONTRACTOR and OWNER agree that (i) on December 1, 2008, CONTRACTOR shall complete and OWNER shall be granted with the Beneficial Occupancy of the high bay area and press pits of the Project for installation of presses (the 100,000 square foot compression molding area and related utilities, such area is identified in the drawings attached hereto as Exhibit “B”, hereinafter referred to as the “High Bay Area”), and (ii) on December 22, 2008, CONTRACTOR shall complete and OWNER shall be granted with the full Beneficial Occupancy of the High Bay Area; (iii) the High Bay Area shall be completed by CONTRACTOR and granted to OWNER for full production precisely on January 22, 2009 in accordance with the CPM.

2.	Building: CONTRACTOR and OWNER agree that (i) the Substantial Completion shall be completed by CONTRACTOR and granted to the OWNER precisely on March 2, 2009; (ii) after the date of Substantial Completion, a punch list shall be prepared within the next 10 (ten) Days by OWNER and CONTRACTOR, evidencing the pending items to be completed for Final Completion. Such punch list shall be approved by OWNER in writing in order to constitute a binding document for the parties hereto. Final Completion shall occur no later that April 20, 2009, and means the time when the Project is finally completed.

3.	All the foregoing dates and terms are defined in the Exhibit “I” hereof.
(b) If in the reasonable opinion of the OWNER or Construction Manager it becomes necessary to work overtime, nights, weekends and holidays in order to maintain the schedule set up for completing the Contract within the specified time, the CONTRACTOR shall cause the Work to be so scheduled and performed without additional cost to the OWNER, unless the Work delay is excused pursuant to Clause 5, Paragraph (c).
(c) CONTRACTOR is expressly responsible for advancing and finishing the Work as per the CPM. In this regard, CONTRACTOR shall resort at its own cost to any legal means to compensate any delay on schedule either by implementing night shifts, weekend shifts, as well as work on holidays and extra hours with no extra charge, unless the delay results from causes directly attributable to OWNER and/or the Construction Manager and/or OWNER’S subcontractors and/or Force Majeure and/or Change Orders. The CONTRACTOR shall not be entitled to demand payment of damages or increased costs suffered due to the delays arising from its own default hereof. The OWNER’S REPRESENTATIVE at the Work site shall be authorized to sign the Daily Activity Log and certify whether or not casualties which prevent continuation of the Work arose or not on that day. The supervision and inspection of the Work by the OWNER or OWNER’S REPRESENTATIVE, and the requirement of corrections to redress non-conformities with Exhibit “B” shall not be deemed to constitute a delay. For any justified delay to be valid for purposes of modifying the CPM it shall be notified in writing by CONTRACTOR to the OWNER’S REPRESENTATIVE and Construction Manager no later than five (5) Days after the date when the event occurred and thereafter approved by the OWNER’S REPRESENTATIVE.
Any extension of time for completion shall apply only to such portion or portions of the Work affected or that could be damaged; the portions not directly or indirectly affected by such causes shall be completed at the latest on the date set forth in this Contract. Unless otherwise specified and agreed by the parties, the issuance of any changes to the Work shall not constitute a reason for changing the time for completion.
(d) In the event OWNER requests CONTRACTOR, by Change Order, except in the event described in paragraph (b) above, to work overtime in order to complete the Work in advance of the date agreed upon in the time schedule, the OWNER will reimburse the CONTRACTOR for the actual costs of said overtime for all field personnel required for such specific overtime work. Prior to such overtime being worked, the parties shall agree to the personnel who shall work overtime.
(e) Extra work requested by the OWNER will have its own time schedule and will not be covered by the term and consideration agreed upon in this Contract.

(f) Claims relating to time shall be made in accordance with applicable provisions of Clause 29 of this Contract.
(g) Delays and extensions in time for the Work do not preclude recovery of damages by the parties hereof, under other provisions of the Contract Documents.
CLAUSE 6. CHARACTERISTICS OF THE WORK.
(a) All materials shall be of the correct type required by the Drawings and Specifications and the Contract Documents, for the purpose for which they are to be used and shall be new, of the first quality and best grade of their respective types and of approved manufacture in accordance to the Specifications. No substitutions or variations from Specifications other than those which are requested through a Change Order will be permitted after the execution hereof.
(b) All CONTRACTOR’S installations shall be made so that the component parts will function together as a workable system, complete with all accessories necessary for its operation, and shall be left with all equipment properly adjusted and in working order. The Work shall be executed in conformity with the best local practice and so as to contribute to the efficiency of operation, minimum maintenance, accessibility, and sightliness and so that the installation will conform and accommodate itself to the building structure, building and process, equipment and usage.
(c) No substitutions or variations from the Contract Documents, Drawings Specifications, including those that are attached hereto as part of Exhibit “B”, and except for those which are approved by OWNER and incorporated into this Contract through a Change Order, will be permitted after the execution hereof and except where a manufacturer or supplier of a particular material or item is unable to furnish the item or material specified by the Specifications or Drawings and in such situations the CONTRACTOR must request by written notice, in the Daily Activity Log, the OWNER’S approval of a substitute material or item considered to be equal to that specified or shown in the Drawings or Specifications. OWNER shall approve said material substitution within the next three Days from CONTRACTOR’S request.
(d) CONTRACTOR shall comply with and be bound by the provisions of the Contract Documents, Specifications and Drawings that form Exhibit “B” hereto, except in so far as such provisions conflict with this Contract, in the understanding that whenever the CONTRACTOR deems that a provision of the Contract Documents, Specifications and Drawings that form Exhibit “B” hereto, is in conflict with this Contract, is not applicable in a Mexican construction environment context or is not reasonable considering such context, then the CONTRACTOR will propose to the OWNER that such conflicting, not applicable or unreasonable provision be eliminated or amended, as the case may be, and the OWNER at its sole discretion and liability will determine whether or not such provision should be eliminated or amended.

(e) The CONTRACTOR shall be responsible for cutting, fitting or patching if required, to complete the Work or to make its parts fit together properly.
CLAUSE 7. SAFETY MEASURES.
(a) The CONTRACTOR shall take all necessary precautions, and shall provide barricades, guards, signs, lights, notices and such protection as may be required by laws and regulations and the Drawings and Specifications and as reasonably determined by OWNER, for the protection of the OWNER’S and other contractors property, as well as adjacent property, both of new and existing Work.
(b) The CONTRACTOR shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract.
(c) The CONTRACTOR shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:
1.	Employees on the Work and other persons who may be affected thereby;

2.	The Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the CONTRACTOR or the CONTRACTOR’S Subcontractors; and

3.	Other property at the site or adjacent thereto such as trees, shrubs, lawns, walks, pavements, roadways, structures, and utilities not designated for removal, relocation or replacement in the course of the construction.
(d) The CONTRACTOR shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.
(e) The CONTRACTOR shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.
(f) When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the CONTRACTOR shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.
(g) The CONTRACTOR shall promptly remedy damage and loss to property caused in whole or in part by the CONTRACTOR, its Subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the CONTRACTOR is responsible, except damage or loss attributable to acts or omissions of the OWNER or Construction Manager or anyone directly or indirectly employed by either of them, or by anyone for whose acts either of them may be liable, and not attributable to the fault or negligence of the CONTRACTOR.
(h) The CONTRACTOR shall designate a responsible member of the CONTRACTOR’S organization at the site whose duty shall be the prevention of accidents. This person shall be the CONTRACTOR’S superintendent unless otherwise designated by the CONTRACTOR in writing to the OWNER.
(i) The CONTRACTOR shall not load or permit any part of the construction or site to be loaded so as to endanger its safety.
(j) In an emergency affecting safety of persons or property, the CONTRACTOR shall act, at the CONTRACTOR’S discretion to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the CONTRACTOR in account of an emergency shall be agreed between the parties through a Change Order, if appropriate given the nature of the emergency.
CLAUSE 8. CONTRACTOR SUPERVISION.
The CONTRACTOR shall supervise and direct the Work using its best skill and attention for the purpose of ascertaining that all materials and labor used in the Work adhere to the Specifications and Drawings, which are a part of this Contract.
For this purpose, the CONTRACTOR shall keep at the Work site during its progress a competent superintendent, satisfactory to the OWNER. Any superintendent that proves to be justifiably unsatisfactory to the OWNER shall be promptly replaced by the CONTRACTOR upon the written direction of the OWNER. The Superintendent or the assistants may be changed through written notice to the OWNER and Construction Manager.
CLAUSE 9. OWNER’S INSPECTION.
The OWNER’S inspection is for the purpose of ascertaining that the Work is being properly executed. While the OWNER will supervise the CONTRACTOR through the OWNER’S REPRESENTATIVE and Construction Manager in the interpretation and execution of the Drawings and Specifications and may assist CONTRACTOR by furnishing additional information as requested by CONTRACTOR, such supervision and assistance shall not relieve the CONTRACTOR of any responsibility for the proper execution of the Work.
The CONTRACTOR shall provide, at all times, proper facilities for access within the property for the OWNER to make the inspections. CONTRACTOR shall provide OWNER and Construction Manger with twenty-four (24) hours notice in writing and by posting same in the Daily Activity Log prior to the covering of any of the Work completed by the CONTRACTOR or Subcontractors. OWNER will have 24 hours starting as of the time the notice is posted in the Daily Activity Log to perform an inspection of the Work to be covered. In the event the CONTRACTOR covers up Work to be inspected prior to such 24 hour term or against the written direction of the OWNER and Construction Manager derived from the inspection, it shall, if requested, uncover such Work for examination at its own expense. If the OWNER requires to inspect Work previously covered with OWNER’S consent, or without OWNER’S consent when more than 24 hours have lapsed after posting inspection notice in the Daily Activity Log, OWNER shall pay the cost of said uncovering and subsequent covering of such Work, if the inspected Work is found to be in conformity with Exhibit “B”. However, if any questionable Work is found to be not in conformity with Exhibit “B”, the CONTRACTOR shall pay for the correction of such Work and its uncovering and subsequent covering costs.
Additionally, CONTRACTOR obligates itself to submit to OWNER within the next 2 (two) Days the reports, documents and data regarding the Work and its performance that may be requested by OWNER’S REPRESENTATIVE and the Construction Manager. The OWNER may determine the form in which such reports, documents and data shall be supplied.
If the CONTRACTOR has not taken the necessary actions to: (i) achieve or maintain the required time schedule following OWNER’S and Construction Manager’s notification in writing, or (ii) correct the deficiencies in a manner reasonably acceptable to the OWNER, then OWNER shall direct CONTRACTOR to establish a schedule recovery plan and within the next five (5) Days achieve and maintain a reasonable rate of progress. Neither issuance of such written notice and instructions by OWNER nor the failure to issue such notice and instructions shall relieve CONTRACTOR of its obligation to achieve the quality of Work and the rate of progress required by this Contract. CONTRACTOR agrees to take, at its own expense, except in those events herein set forth, whatever measures may be necessary (such as Working overtime, placing additional laborers and equipment on the job or Working multiple shifts) to achieve and maintain the agreed time schedule.
OWNER and Construction Manager will periodically request from CONTRACTOR evidence of payment of all IMSS and INFONAVIT contributions that CONTRACTOR is obligated to pay in connection with its employees performing the Work, and CONTRACTOR shall deliver OWNER a copy of such evidence no later than 10 (ten) calendar days after such evidence is requested. In the event OWNER or Construction Manager do not request evidence thereof such omission shall not be interpreted as a waiver of such right nor result in any liability or responsibility on OWNER or Construction Manager for such reason nor be interpreted as CONTRACTOR being relieved from any responsibility derived there from.
CLAUSE 9 BIS. SUPERVISION BY CONSTRUCTION MANAGER.
OWNER hereby designates Enrique Arturo Melendez-Silva, Edwin Cordova-Acosta and Jesus Alberto Arredondo-Ocañas as the supervisors and consultants of the Construction Manager, having, ample authority to supervise the Work being performed by the CONTRACTOR. Any changes made for an amount between US$0.00 and US$25,000.00 will have to be previously approved in writing by the Construction Manager and the OWNER’S REPRESENTATIVE. Finally, all changes to the Work made under this Contract for an amount exceeding US$25,000.00 will have to be previously approved in writing by the Construction Manager, the OWNER’S REPRESENTATIVE, and any of Stephen John Klestinec or Kevin Lee Barnett or Herman Fredrick Dick, officers of the OWNER. The Construction Manager shall be under the direct command of Mr. Mark Patrick Murfitt and will have the obligation to oversee the Work, have overall responsibility for the work, and a representative of CONTRACTOR shall be present full time at the construction site as of the date of commencement of the Work. The OWNER’S REPRESENATIVE and Construction Manager shall have the right to supervise CONTRACTOR’S representatives at all times, not being understood that OWNER, OWNER’S REPRESENTATIVE or Construction Manager take any responsibility for the Work. The OWNER’S REPRESENTATIVE must approve any change in the person designated as CONTRACTOR’S REPRESENTATIVE in writing. Furthermore, the OWNER’S REPRESENTATIVE shall have the right at all times, to request CONTRACTOR to replace CONTRACTOR’S REPRESENTATIVE if the OWNER demonstrates reasonable cause for such replacement.
The parties may designate any other representatives that they deem convenient for the performance of this Contract. The parties will have the obligation to notify the other party in writing of such appointments. No such designation, however, shall relieve such designating party of any of its obligations under this Contract.
CLAUSE 10. COOPERATION IN PERFORMING THE WORK.
The CONTRACTOR must schedule its Work and placing of materials and equipment, so as to not interfere with OWNER’S facilities, operations and OWNER’S contractors. Similarly, OWNER, its Subcontractors and/or Construction Manager shall carry out their activities without interfering with the CONTRACTOR’S performance of the Work. Where the partiers hereof deem that their activities may interfere with the other party’s processes or Work, as applicable, it shall notify same through the Daily Activity Log, no less than 48 hours prior to commencing such operation or Work, as applicable, that will cause such interference.
The parties hereof shall fully cooperate with each other and all other subcontractors shall and carefully coordinate their own work with the other parties work to the best advantage of the Work. The CONTRACTOR will be held responsible for the coordination and cooperation with its Subcontractors at the proper time as may be required to carry out any changes in the Work covered by this Contract, which may be necessary to avoid interference. If it becomes necessary for the CONTRACTOR to make changes to its Work that has been completed and which is caused by failure of the CONTRACTOR to properly coordinate or cooperate with its Subcontractors or with the OWNER, such changes shall be made by the CONTRACTOR without cost to OWNER or Construction Manager. Likewise, in the event that CONTRACTOR is required to make changes to the Work due to failure of OWNER and/or Construction Manager and/or OWNER’S subcontractors to coordinate their work, such changes shall be made by the CONTRACTOR. Costs and expenses arising therefrom shall be beard by OWNER.
In the event that OWNER incurs into extra cost in the performance of its activities and only and exclusively in the event that such extra costs arise from CONTRACTOR’S or its Subcontractors’ failure to coordinate their performance of the Work, and such failure interferes with the OWNER’S activities, CONTRACTOR shall be liable for such extra costs arising therefrom.
In order to allow the OWNER to start its operations as quickly as possible, the CONTRACTOR agrees to permit the OWNER to make use of any portion or portions of the Work which can be mutually agreed upon as being available for the OWNER’S operations without interfering with the CONTRACTOR’S completion of the remaining portions of the Work.
Except as otherwise provided in the Contract Documents or when direct communications have been specially authorized, the OWNER and CONTRACTOR shall endeavor to communicate through the Construction Manager and through the Daily Activity Log. Communications by and with Subcontractors and material suppliers shall be through the CONTRACTOR. Communications by and with separate contractors shall be through the OWNER.
CLAUSE 11. FIRE PROTECTIVE MEASURES.
The parties will at least comply with the following requirements:
A. Provide accesses to the construction site and around the perimeter of the facility, where possible. Such access shall be maintained in a serviceable condition suitable at all times for use by heavy fire fighting equipment.
B. Shall keep the entire site free from trash and combustibles. They shall store flammable liquids in approved storage containers and shall provide temporary, approved storage facilities when flammable liquids remain on the site, in compliance with existing regulations.
CLAUSE 12. MATERIALS AND EQUIPMENT.
(a) The CONTRACTOR shall be responsible for the transportation, unloading, storing and proper care of all its materials and equipment delivered at the site, and further shall be responsible for protecting them from weather, dust, theft and vandalism.
(b) Should any of CONTRACTOR’S materials used in the Work be found by the OWNER or Construction Manager to be defective or damaged in any way, regardless of the extent of completion of the Work, the OWNER shall notify the CONTRACTOR in writing and through the Daily Activity Log as soon as such damaged or defective material or Work is observed and same shall be removed, replaced, reconstructed or refinished as may be required at the sole discretion of the OWNER unless damaged by OWNER, Construction

Manager, or its subcontractors, agents and/or employees; notwithstanding the above, the CONTRACTOR will be responsible for all damages caused by its subcontractors, agents and/or employees and in such event, the expense of doing so or the cost of delays and of making good other Work affected by the changes shall be borne by the CONTRACTOR and no extension of time shall be allowed for the correction of such faulty Work, unless the parties agree on an extension at that time.
(c) All of CONTRACTOR’S materials, equipment or other items which are subject matter of this Contract which may be affected by the weather or dust, shall be covered and protected to keep them free from damage on the Premises and during transit thereto.
(d) The parties covenant and agree that title and ownership of all materials supplied by the CONTRACTOR, its subcontractors, agents and suppliers pursuant to the provisions of this Contract, will at all times remain vested in the OWNER, starting from the time of their acquisition by the CONTRACTOR, its Subcontractors, agents and suppliers, or their delivery or installation at the Premises, whatever happens first, provided however that CONTRACTOR shall be liable for damages and losses caused to the same until Final Completion of the Work.
(e) CONTRACTOR must retain all loose and detachable parts of the equipment installed under this Contract, if any, until the completion of the Work, and shall then turn such parts over to OWNER’S representatives, with a list detailing said parts.
CLAUSE 13. INSTALLATION OF OWNER’S MACHINERY AND EQUIPMENT.
The CONTRACTOR agrees that the OWNER may receive, place and install as much material, machinery and equipment in those portions of the Work which can be mutually agreed upon as being available for the OWNER’S operations without interfering with the CONTRACTOR’S completion of the Work. The CONTRACTOR further agrees to permit, at OWNER’S expense, the placing of such machinery and equipment into operation by the OWNER’S employees or other contractors and that such action shall not constitute delivery of the portion or portions of the Work where such installation is carried out. The CONTRACTOR shall accept delivery of OWNER supplied goods and will protect them from damages, fire, theft, vandalism and weather until CONTRACTOR installs same.
Furthermore, OWNER shall be liable for any damage to the Work, personal injury or death arising from the installation of its machinery and equipment in the Building; and shall hold CONTRACTOR harmless from any and all liability in connection therewith.
CLAUSE 14. ADVANCED USE OF ANY PORTION OF THE WORK.
In addition to the requirements of the above Clause 13, the CONTRACTOR agrees that the Work or any portions thereof which the parties mutually agree can be used by the OWNER without interfering with the CONTRACTOR’S work, may be occupied and put to use by the OWNER, at its own expense, which action will not be construed as substantial completion of the Work or any portion thereof, nor signify the OWNER’S acceptance of such Work or portion thereof, unless otherwise agreed upon.
CLAUSE 15. CLEANING OF THE PREMISES.
The Parties will keep the premises free at all times from accumulations of waste material or rubbish caused by their respective employees and operations and their Subcontractors and work of each of them. The CONTRACTOR shall remove and dispose of all debris or rubbish from and around the site, including all tools, scaffolding and surplus materials in accordance with the applicable Mexican laws, and shall leave the Work and the premises clean and acceptable to the OWNER. If the CONTRACTOR fails to clean up the OWNER and Construction Manager may do so and the reasonable cost thereof shall be deducted from final payment due to the CONTRACTOR.
Furthermore, the CONTRACTOR shall handle and dispose of any hazardous materials and substances resulting from its performance of the Work, in full compliance with the legal provisions providing for handling and disposal of such materials and substances and hereby covenants and agrees to keep the OWNER harmless from any claim, lawsuit, judgment, administrative procedure, sanction or penalty in connection therewith.
Similarly, OWNER shall handle and dispose of any hazardous materials and substances resulting from its operations in the Premises, in full compliance with the legal provisions providing for handling and disposal of such materials and substances and hereby covenants and agrees to keep the CONTRACTOR harmless from any claim, lawsuit, judgment, administrative procedure, sanction or penalty in connection therewith.
At completion of the Work the CONTRACTOR shall remove from and about the Premises and the Building waste materials, rubbish, the CONTRACTOR’S tools, construction equipment, machinery and surplus materials.
If the CONTRACTOR fails to clean up as provided above, the OWNER may do so and the cost thereof shall be charged to the CONTRACTOR.
CLAUSE 16. CORRECTION OF THE WORK.
If the CONTRACTOR fails to correct Work which is not in accordance with the requirements of the Contract Documents, after written notice by OWNER requesting the correction of the Work, or persistently fails to carry out Work in accordance with the Contract Documents, the OWNER by written order signed personally by their authorized representatives, may order the CONTRACTOR to stop the Work, or any portion thereof, with no liability to OWNER until the cause for such order has been eliminated
If the CONTRACTOR defaults or neglects to carryout the Work in accordance with the Contract Documents and fails within a seven Day period after receipt of written notice from the OWNER to commence and continue correction of such default or neglect with diligence and promptness, the OWNER may after such seven Day period without prejudice to other remedies the OWNER may have, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due to the CONTRACTOR the cost of correcting such deficiencies, including compensation for the Construction Manager’s additional services and expenses made necessary by such default, neglect or failure. Such action by the OWNER and amounts charged to the CONTRACTOR are both subject to prior approval of the Construction Manager. If payments then or thereafter due to the CONTRACTOR are not sufficient to cover such amounts, the CONTRACTOR shall pay the difference to the OWNER. In the event that OWNER’S subcontractors carry out the abovementioned corrections of the Work, then, the CONTRACTOR shall be released by the OWNER from any liability arising from such correction carried out by OWNER’S subcontractors only, and shall hold CONTRACTOR harmless from any and all claims and/or suits that may be filed by any of OWNER’S subcontractors or suppliers used for such correction only. OWNER shall be responsible for the cost of correcting damaged or defaulty Work derived from its own negligence or that of its subcontractors, agents and suppliers.
The CONTRACTOR shall be responsible for the cost of correcting damaged or faulty Work derived from its own negligence or that of its subcontractors, agents and suppliers.
The CONTRACTOR shall promptly correct Work rejected by the Construction Manager or failing to conform to the requirements of the Contract Documents whether observed before or after Substantial Completion and whether or not fabricated, installed, or completed, but not after the Final Inspection and acceptance of the Work by OWNER. The CONTRACTOR shall bear costs of correcting such rejected Work. After Substantial Completion, any and all corrections of the Work will be requested by OWNER under the warranty as provided for in Clause 21 hereof.
The CONTRACTOR shall remove from the Premises portions of the Work, which are not in accordance with the requirements of the Contract Documents and are neither corrected by the CONTRACTOR nor accepted by the OWNER and Construction Manager.
Notwithstanding anything in this Contract, and pursuant to the provision set forth in this Clause, if the CONTRACTOR fails to correct nonconforming Work within a reasonable time, the OWNER may correct it. If the CONTRACTOR does not proceed with correction of such nonconforming Work within a reasonable time, the OWNER may remove it and store the salvable materials or equipment at the CONTRACTOR’S expense. If the CONTRACTOR does not pay costs of such removal and storage within ten Days after written notice, the OWNER will deduct costs, damages and Construction Manager’s fees and expenses made necessary thereby from the Contract Sum.
The CONTRACTOR shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the OWNER or separate constructors caused by the CONTRACTOR’S correction or removal of Work which is not in accordance with the requirements of the Contract Documents.
CLAUSE 17. CHANGES IN THE WORK.

Changes in the Work may be accomplished after execution of the Contract, and without invalidating the Contract by (i) Change Order; or (ii) an order for minor changes in the Work posted in the Daily Activity Log.
As applicable, such items will be covered in the form of a Change Order or an order for minor changes in the Work posted in the Daily Activity Log, issued by the OWNER’S REPRESENTATIVE or Construction Manager and signed in approval by the CONTRACTOR, and shall be considered part of this Contract and subject to all the conditions and provisions hereof. The CONTRACTOR shall proceed with the changes unless it claims that any written instructions or requests from OWNER involve extra cost or additional time under the Contract in which case, it shall promptly give the OWNER written notice thereof before proceeding to execute the Work, except in the event of emergency endangering life or property. In the event the CONTRACTOR provides such notice to OWNER, it shall not proceed with the Work until further direction from the OWNER. Because time is of the essence for the Work, OWNER must answer CONTRACTOR’s written notice of such extra cost or additional time within the next three Days after delivery of same to OWNER’S REPRESENTATIVE. If OWNER does not comply with the foregoing, CONTRACTOR shall not proceed in accordance with such Change Order and CONTRACTOR will not be liable in any manner whatsoever for such change.
If the CONTRACTOR is requested to quote on any extra work at any time during the progress of the Contract, the parties shall agree in writing on the additional cost and time required for such extra work.
Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the CONTRACTOR shall proceed promptly, unless otherwise provided in the Change Order or order for a minor change in the Work.
(i) A Change Order shall be in writing duly signed by the OWNER, CONTRACTOR and Construction Manager stating their agreement upon all of the following:
1.	A change in the Work;

2.	The amount of the adjustment in the Contract Sum, if applicable; and,

3.	The extent of the adjustment in the Contract Time, if any.
A Change Order shall be based upon agreement among the OWNER, CONTRACTOR and Construction Manager.
If the Change Order provides for an adjustment to the Contract Sum, the adjustment shall be based on one of the following methods:
1.	Mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

2.	Unit prices stated in the Contract Documents or subsequently agreed upon;

3.	Cost to be determined in a manner agreed upon by the parties and mutually acceptable fixed or percentage fee;
Upon receipt of a Change Order, the CONTRACTOR shall promptly proceed with the change in the Work involved and advise the Construction Manager of the CONTRACTOR’S agreement or disagreement with the method, if any, provided in the Change Order for determining the proposed adjustment in the Contract Sum or Contract Time.
A Change Order signed by the CONTRACTOR indicates the agreement of the CONTRACTOR therewith, including adjustment in Contract Sum and Contract Time or the method for determining them. Such agreement shall be effective immediately.
If the CONTRACTOR does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be determined by the Construction Manager on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase in the Contract Sum, a 10% allowance for overhead and profit. In such case, the CONTRACTOR shall keep and present, in such form as the Construction Manager may prescribe, an itemized accounting together with appropriate supporting data. Unless otherwise provided in the Contract Documents, costs shall be limited to the following:
1.	Costs of labor, including social security, fringe benefits required by agreement;

2.	Costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed:

3.	Rental costs of machinery and equipment, exclusive of hand tools, whether rented from the CONTRACTOR or others;

4.	Costs of premiums for the guarantee bond, permit fees, and value added tax related to the Work; and

5.	Additional costs of supervision and field office Personnel directly attributable to the change.
If the OWNER and CONTRACTOR do not agree with the adjustment in Contract Time or the method for determining it the adjustment or the method shall be referred to the Construction Manager for determination per Clause 29.
When the OWNER and CONTRACTOR agree with the determination made by the Construction Manager concerning the adjustments in the Contract Sum and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

(iii) An order for a minor change in the Work, may be issued by the Construction Manager not involving adjustment in the Contract Sum or extension of the Contract Time and not inconsistent with the intent of the Contract Documents. Such changes shall be effected by written order and shall be binding on the OWNER and CONTRACTOR. The CONTRACTOR shall carry out such written orders promptly.
After the Contract has been executed the OWNER and the Construction Manager will consider a formal request for the substitution of products in place of those specified only under the conditions set forth in the General Requirements.
CLAUSE 18. TESTS.
The CONTRACTOR shall furnish all labor and materials required to make all performance and other tests of its Work, including but not limited to site preparation as required by the Drawings and Specifications. Such tests shall be made at no additional cost to the OWNER. The CONTRACTOR shall perform all tests, and the OWNER’S REPRESENTATIVE and Construction Manager must be notified in writing and through the Daily Activity Log with at least twenty-four hours in advance of said tests. All Work required to be tested and thereafter buried underground or otherwise concealed, shall be tested before being buried or covered, and the test conditions shall be applied for a sufficient length of time to permit adequate inspection. The CONTRACTOR shall furnish the OWNER with complete written test results and data, as soon as they are available. The OWNER shall have the right to independently test, at its expense, any portion of the Work. In the event the Work tested by the OWNER as provided herein is not in conformity with Exhibit “B” hereof, the last sentence of second paragraph of Clause 9 of this Contract shall apply.
Tests, inspections and approvals of portions of the Work required by the Contract Documents or by laws, ordinances, rules, regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, the CONTRACTOR shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the OWNER, or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. The CONTRACTOR shall give the Construction Manager timely notice of when and where tests and inspections are to be made so the Construction Manager may observe such procedures.
If the Construction Manager, OWNER or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included in the above paragraph, the Construction Manager will, upon written authorization from the OWNER, instruct CONTRACTOR to make arrangements for such additional testing, inspection or approval by an entity acceptable to the OWNER, and the CONTRACTOR shall give timely notice to the Construction Manager off when and where tests and inspections are to be made so the Construction Manager may observe such procedures.
If such procedures for testing, inspection or approval reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, the

CONTRACTOR shall bear all costs made necessary by such failure.
Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by the CONTRACTOR and promptly delivered to the Construction Manager.
If the Construction Manager is to observe tests, inspections or approvals required by the Contract Documents, the Construction Manager will do so promptly and, where practicable at the normal place of testing.
Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delays in the Work.
CLAUSE 19. INSURANCE.
(a) The CONTRACTOR shall obtain in the name of the CONTRACTOR, from an insurance company with offices in both the United States of America and in Mexico, authorized to do business in Mexico and satisfactory to the OWNER, a comprehensive general insurance liability policy, which will include, but not be limited to the following insurance coverage: An insurance policy in the total amount of US$2,000,000.00 (Two Million 00/100 Dollars) per occurrence and US$2,000,000.00 (Two Million 00/100 Dollars) aggregate, to protect the OWNER and the CONTRACTOR at all times from any claims resulting from injury or death of any person or persons, or damages to property caused in whole or in part by acts or omissions of the CONTRACTOR, OWNER or any other contractor or subcontractors, suppliers or any other party directly or indirectly employed by them while engaged in the performance of the Work, or any other activity associated or related with the Work, or Force Majeure, as provided by the Civil Code for the State of Tamaulipas and the Federal Labor Law of the Mexican Republic.
The CONTRACTOR shall be responsible for providing coverage for all its workers and employees with the Mexican Institute of Social Security, pursuant to Clause 27 hereof.
Approval of the insurance by the OWNER shall not relieve or decrease the liability of CONTRACTOR hereunder. The OWNER shall be named as an additional insured and such policy shall provide that the OWNER shall receive thirty (30) calendar days prior written notice of any cancellation of such policy or of a material change in the coverage thereby provided. In the event of casualty, the CONTRACTOR shall promptly initiate adjustment procedures with the respective insurance company and the proceeds paid thereby will be distributed among the parties hereto in accordance to their respective interests as they appear herein.
(b) OWNER shall obtain at its expense, in the name of the OWNER, from an insurance company with offices in both the United States of America and in Mexico, authorized to do business in Mexico, the following insurance coverage:
(i) An insurance policy to protect against all risks of physical damage including but not limited to fire, extended coverage perils, earthquake and flood for the term of construction, including the materials and accessories for the full cost of replacement of the construction effected up to the date of the damage.
In the event of casualty, the OWNER shall promptly initiate adjustment procedures with the respective insurance company and the proceeds paid thereby will be distributed among the parties hereto in accordance to their respective interests as they appear herein.
As evidence that the parties hereof have provided insurance as required above, they shall furnish each other with copies of the certificates of insurance issued by corresponding insurers upon execution of this Contract. Such insurance shall be valid and in effect until final acceptance of the Work by the OWNER.
CLAUSE 20. DAMAGES.
The CONTRACTOR will be held responsible for all losses or damages to all the Work, to the property of OWNER, to OWNER’S other contractors or to adjacent property, as well as for the injury or death of its own, and other contractors or OWNER’S employees, agents or any other persons, while they are on the OWNER’S premises or in adjacent areas, when such damages, injuries or deaths are caused by any acts or omissions of the CONTRACTOR or its Subcontractors, including their own negligence or failure to provide proper barricades, guards, and other means of protection. CONTRACTOR shall defend any and all claims, actions or suits that may be brought against the OWNER in which such liability may be asserted and shall make good to, and reimburse, the OWNER for any expenditures which may be incurred by OWNER in the defense of any claim, action or suit in which such liability may be asserted.
The OWNER will be held responsible for all losses or damages to all the Work, to the property of CONTRACTOR, Subcontractors or other contractors or to adjacent property, as well as for the injury or death of its own, and other contractors or CONTRACTOR’S employees, agents or any other persons, while they are on the Premises or in adjacent areas, when such damages, injuries or deaths are caused by any acts or omissions of the OWNER and/or the Construction Manager or its Subcontractors, including their own negligence or failure to provide proper barricades, guards, and other means of protection. OWNER shall defend any and all claims, actions or suits that may be brought against the CONTRACTOR in which such liability may be asserted and shall make good to, and reimburse, the CONTRACTOR for any expenditures which may be incurred by CONTRACTOR in the defense of any claim, action or suit in which such liability may be asserted.
CLAUSE 21. WARRANTIES.
CONTRACTOR hereby agrees to provide a 1 (one) year warranty for the Work commencing on Substantial Completion Date, for all workmanship and materials used. Moreover, after the 1 (one) year warranty term has expired, CONTRACTOR shall assign OWNER, to the fullest extent possible, any and all warranties received by its vendors, suppliers and/or Subcontractors., including but not limited to, the warranty for the roofs of the Work granted by Butler for a term of 10 (ten) years for steel and steel reinforcement materials. Work will be free of defects not inherent in the quality required or permitted, and that the Work will conform to the requirements of the Contract Documents. Work not according to the Contract Documents requirements, including substitutions not properly approved and authorized, under the Contract Documents, may be considered defective. Except for punch list items, the warranty period will run from the date the punch list items are delivered. Any imperfections or defects which may develop or be discovered in the workmanship or materials used or in the fixtures or equipment furnished by the CONTRACTOR during the corresponding warranty period shall be made good by the CONTRACTOR, including all necessary costs incidental thereto, without cost to the OWNER. In the event of any imperfections, and in addition to other recourses available to the OWNER derived from this Contract or from law, the CONTRACTOR covenants and agrees to replace or repair with comparable equipment, materials and workmanship, any and all imperfections or defects found in the workmanship or materials used furnished by the CONTRACTOR.
CONTRACTOR hereby agrees to that any persistent imperfection that was corrected by CONTRACTOR within the warranty term, shall be corrected by CONTRACTOR under this warranty, until said repair is in good working conditions.
Nothing contained in this Clause shall be construed to establish a period of limitation with respect to other obligations, which the Contractor might have under the Contract Documents.
In the event that this Contract is terminated by OWNER before the dates set forth in Clause Fifth hereof, then, the warranty shall become effective for the Work actually performed by CONTRACTOR and said warranty shall be effective as of the date of termination hereof.
CLAUSE 22. CONSTRUCTION DRAWINGS.
Based on actual field measurements, the CONTRACTOR shall keep a complete set of Drawings and Specifications at the Work site, which Drawings shall be maintained current and up to date to reflect any changes due to field conditions and to alterations requested by the OWNER.
The CONTRACTOR shall maintain marked up “As-Built” Drawings, Specifications and changes due to field conditions and alterations requested by the OWNER. A complete set of “As-Built drawings” shall be submitted to Construction Manager for review at the “Substantial Completion Date”.
CLAUSE 23. GUARANTEE BOND.
Upon execution of this Contract, CONTRACTOR must obtain and maintain in full force and effect the following Bond provided by a bonding company acceptable to the OWNER:

a) Upon acceptance of the Work by the OWNER and prior to final payment hereof, the CONTRACTOR shall obtain and provide a guarantee bond from such bonding company as the OWNER may approve and in an amount equal to ten (10%) percent of the Contract Sum. Said bond shall be in effect through the warranty period and any extensions thereof as provided in Clause 21. The bond shall cover all the obligations of the CONTRACTOR under and derived of this Contract, including but not limited to those of criminal, labor, tax, commercial and civil nature.
CONTRACTOR shall furnish OWNER with certificate for such bond policy required to be provided under this Contract, which policy shall provide that it shall not be reduced or canceled during its corresponding term of effectiveness. CONTRACTOR shall furnish OWNER with copy of the receipt of payment of the corresponding premium on such bond policy.
The bond policy shall be issued by a company approved by the OWNER, which shall be subject to the approval of the OWNER as to amount, content, form and expiration date, and shall name OWNER as beneficiary. The bond policy may only be reduced or canceled with the OWNER’S prior written approval.
CLAUSE 24. CONTRACTED SUM — COSTS.
The OWNER shall pay to the CONTRACTOR for the performance of the Work and all CONTRACTOR’S obligations hereunder a price not to exceed US$12,704,365.38 (Twelve Million Seven Hundred Four Thousand Three Hundred Sixty Five Dollars 38/100), legal currency of the United States of America, plus the applicable Value Added Tax, for the Work described in Exhibit “A” hereto, excluding the areas for equipment pits, which maximum price will not exceed US$26,407.80 (Twenty Six Thousand Four Hundred and Seven Dollars 80/100) legal currency of the United States of America, per press pit, plus Value Added Tax; however, pit pricing is subject to final soil analysis and may change based on findings (the “Contract Sum”). The Contract Sum shall be the total payment due from the OWNER to the CONTRACTOR and shall include, without limitation, the cost of the premium for the guarantee bond and permits, as contemplated herein, Subcontractors, Suppliers, CONTRACTOR’S fees, labor, social security, equipment, materials, services and any tax, including any state, federal or local tax on any material or equipment used in the construction of the Work and those which may be applicable to this CONTRACT or the performance thereof, the amounts of which are undetermined at the time of execution of this CONTRACT, except for the applicable Value Added Tax, which will be paid by OWNER.
The parties hereby acknowledge that OWNER has paid from the above mentioned Contract Sum, in advance to CONTRACTOR the amount of US$244,387.00 (Two Hundred Forty Four Thousand Three Hundred Eighty Seven Dollars 00/100) legal currency of the United States of America, plus the applicable Value Added Tax for the earth and grading work carried out by the CONTRACTOR on the Premises. Similarly, the OWNER acknowledges that CONTRACTOR has delivered the corresponding invoice(s) for the amounts paid in advance in connection with such grading work.
The applicable Value Added Tax to be paid by OWNER shall be itemized separately from the contracted price on the official invoice or invoices which in accordance with the applicable tax provisions shall be issued by the CONTRACTOR.
CLAUSE 25. PAYMENTS TO THE CONTRACTOR
(a) The amount of US$1,794,410.85 (One Million Seven Hundred Ninety Four Thousand Four Hundred Ten Dollars 85/100), of the total Contract Sum, legal currency of United States of America, plus the applicable Value Added Tax, constitutes the down payment, is paid by OWNER to CONTRACTOR on the date of execution hereof. Delivery of the down payment herein referred to will be subject to the condition precedent of CONTRACTOR delivering to OWNER the following documents: (i) Exhibit “B” (the CPM schedule); (ii) the list of items in which the initial payment must be spent, Exhibit “F”; and (iii) an invoice for the initial payment amount plus the applicable Value Added Tax.
(b) Except as provided in Clause 25 Bis hereof, progress payments by the OWNER to the CONTRACTOR will be made on a monthly basis, and shall be proportionate to the degree of completion of the Work in accordance to the CPM.
The making of monthly progress payments by the OWNER to the CONTRACTOR will be predicated upon the CONTRACTOR adhering to the CPM, which is part of Exhibit “B” approved by the OWNER. If the CONTRACTOR is falling behind the schedule on the performance of the Work, , due to its fault or negligence, the OWNER may retain the portion of the corresponding progress payments, which is proportional to the uncompleted Work until such time as the CONTRACTOR actually performs the portion or the parts of the Work so scheduled. In any event, payments to the CONTRACTOR shall be made based on the value of Work completed to date, including materials ordered and stored in a bonded warehouse or storage facility, in accordance with the itemized values contemplated in the breakdown in Exhibit “B” hereto, and as verified by OWNER’S REPRESENTATIVE and Construction Manager.
CONTRACTOR shall submit application for any partial payment to the OWNER on the 25th day of each month. The OWNER and its representative shall review if the Work has been completed pursuant to the CPM. The CONTRACTOR shall submit to the OWNER or Construction Manager an itemized Application for Payment for operations completed in accordance with the schedule of values. Such application shall be supported by such data substantiating the CONTRACTOR’S right to payment as the OWNER or Construction Manager may require, such as copies of requisitions from Subcontractors and material suppliers. The OWNER, through its representative on site, shall check the application for partial payment and, not later than three (3) Days after receipt of such application shall approve for payment the corresponding sum. The down payment, shall be amortized against the progress payments of the Work by withholdings of 15% of each progress payment until it is fully amortized, considering the value of labor, equipment and/or materials which the OWNER estimated has been acceptably incorporated into the

Work or suitably stored at the site thereof, withholding payment of the remaining 7% (seven percent) as per the following paragraph (c), less the aggregate of any previous payments. In the event there are changes in the Work involving additional cost to CONTRACTOR ordered by the OWNER, they shall be documented as required by Clause 17 of this Contract.
Due to the CONTRACTOR’S obligation to deliver to OWNER copy of the previous month contribution payment to the Mexican Institute of Social Security and INFONAVIT, OWNER shall have the right to withhold the next months payment, only in the percentage of the contributions not paid to the Mexican Institute and INFONAVIT for said previous month. Once CONTRACTOR delivers to OWNER proof of payment of the remaining contributions, OWNER shall release the amounts withheld within the following 24 hours of receiving such proof of payment.
(c) The OWNER will withhold at least 7% (seven percent) of each progress payment throughout the project to guarantee the correct execution of the Work and all the CONTRACTOR’S undertaking hereunder. However, the CONTRACTOR shall be entitled to receive the mentioned withholding as per Clause 30, paragraph c) hereof.
(d) Upon termination of the Work, the CONTRACTOR shall be obligated to deliver to the OWNER an invoice or invoices for the remaining value of the Work and/or amounts effectively paid by OWNER to CONTRACTOR, which invoices shall segregate the net charges from the respective value added tax and comply with all tax requisites as provided by Mexican Law.
(e) The Construction Manager will, within three (3) Days after receipt of the CONTRACTOR’S Application for Payment issue to the OWNER a certificate of Payment, with a copy to the CONTRACTOR, for such amount as the Construction Manager determines is properly due as per the provisions set forth in this Clause.
(f) The issuance of a Certificate for Payment will constitute a representation by the Construction Manager to the OWNER, based on Construction Manager’s observations at the site and the data comprising the Application for Payment, that the Work has progressed to the point indicated and that, to the best of the Construction Manager’s knowledge, information and belief, quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion to results of subsequent tests and inspections, to minor deviations from the Contract Documents correctable prior to completion and to specific qualifications expressed by the Construction Manager. The issuance of a Certificate for Payment will further constitute a representation that the CONTRACTOR is entitled to payment in the amount certified. However, the issuance of a Certificate for Payment will not be a representation that the Construction Manager has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the OWNER to substantiate the CONTRACTOR’S right to payment or (4) made examination to ascertain how or for what purposes the CONTRACTOR has used money previously paid on account of the Contract Sum.
(g) The Construction Manager may only decide not to certify payment and may withhold a Certificate for Payment in whole or in part to the extent reasonably necessary to protect the OWNER, in the event the Work has not been performed according to the Contract Documents. If the Construction Manager is unable to certify payment in the amount of the Application, the Construction Manager will notify the CONTRACTOR and OWNER. If the CONTRACTOR and Construction Manager cannot agree on a revised amount the Construction Manager will promptly issue a Certificate for Payment for the amount for which the Construction Manager is able to make such representations to the OWNER. The Construction Manager may also decide not to certify payment or, because of subsequently discovered evidence or subsequent observations, may nullify the whole or a part of a Certificate for Payment previously issued to such extent as may be necessary in the Construction Manager’s opinion to protect the OWNER from loss because of:
1. Defective Work not remedied;
2. Third party claims filed or reasonable evidence indicating probable filing of such claims;
3. Failure of the CONTRACTOR to make payments properly to Subcontractors or for labor, materials or equipment;
4. Damage to the OWNER or another contractor;
5. Reasonable evidence that the Work will not be completed as per the CPM, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or
6. Persistent failure to carry out the Work in accordance with the Contract Documents.
     When the above reasons for withholding certification are removed, certification will be made for amounts previously withheld.
(h) After the Construction Manager has issued a Certificate for Payment, the OWNER shall make payment in the manner and within the time provided in the Contract Documents, and shall so notify the Construction Manager.
(i) Neither the OWNER nor Construction Manager shall have an obligation to pay or to see to the payment of money to a Subcontractor except as may otherwise be regulated by law.
(j) Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the OWNER shall not constitute acceptance of Work.
(k) Payments due and unpaid under the Contract Documents shall bear interest from the date payment is due at such rate as the parties may agree upon in writing or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.
CLAUSE 25 BIS. STEEL AND STEEL STRUCTURE PAYMENTS.
The parties hereby agree and acknowledge that CONTRACTOR has request to Butler de Mexico, S. de R.L. de C.V. (“Butler”), the steel and steel reinforcement materials required for the Building; and that Butler as provided a payment schedule for such materials, which is attached hereto as Exhibit “H”; thus OWNER hereby agrees to pay CONTRACTOR only and exclusively for the steel and steel reinforcement materials the amounts set forth in Exhibit “H” within 2 Days before its due date set forth therein, provided, however, that CONTRACTOR shall invoice such payment 7 calendar days in advance.
CLAUSE 26. THE PARTIES RESPONSIBILITIES.
(a) The CONTRACTOR shall indemnify and hold harmless the OWNER, Construction Manager, and their consultants and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys fees arising out of or resulting from casualty or death of any person or persons, or damages to property of third parties and from the performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness disease or death, or to injury to or destruction of tangible property other than the Work itself including loss of use resulting therefrom, including, without limitation, the use, discharge, storage or disposal of any toxic substance or environmental hazardous material, and the omission in the obtainment of any permit, license or authorization required, but only to the extent caused in whole or in part by negligent acts or omissions of the CONTRACTOR, a Subcontractor or anyone directly or indirectly employed by them or anyone for whose acts they may be liable, regardless of whether or not such claim, damage, loss or expertise is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations indemnity which would otherwise exist as to a party or person described in this Paragraph (a).
(b) The CONTRACTOR shall forever protect and defend the OWNER in the full and free use and enjoyment of any and all rights to any invention, machines or devices which may be used as part of the Work, either in the construction or use after completion, against all suits of all persons whomsoever and shall pay all royalties and license fees necessary for the use and enjoyment of such inventions, machines or devices.
(c) Furthermore, upon presentation of the request for the first monthly progress payment, the CONTRACTOR shall submit to the OWNER, an affidavit from the Subcontractors and/or Suppliers used in the Work stating that no claims, demands, losses, suits, payments, actions, recoveries or judgments of any and all natures, will be filed against the OWNER for any reason whatsoever, and particularly for monies owed to them by the CONTRACTOR, and through which they expressly waive the right granted to them by Article 2641 of the Civil Code for the Federal District and its correlative article in the Civil Code for the State of Tamaulipas.

CONTRACTOR agrees to advise all Subcontractors and Suppliers that in any given case they shall seek recourse for any claims, demands, losses, suits, payments, actions, recoveries or judgments, directly from the CONTRACTOR.
CONTRACTOR further agrees to save and hold the OWNER harmless, thus assuming all responsibility for any and all claims, demands, losses, suits, payments, actions, recoveries or judgments brought against the OWNER, by any of CONTRACTOR’S Subcontractors arising out of the Work.
(d) Environmental Liability. CONTRACTOR shall assume all environmental liabilities upon entering into this Contract and thus, will ensure that the Work shall be free of, and will not be subject to, any spill, environmentally harmful accident or final disposal or recycling of any material or waste that is deemed hazardous or dangerous under the terms of the Laws, as defined below, and agrees to indemnify and to hold OWNER in peace and safe from harm against any all liabilities, including penalties, losses, demands, claims, payments, suits, actions, recoveries and judgments of an environmental nature brought against it by reason of any act, omission or misrepresentation of CONTRACTOR, its agents or employees, or any of its Subcontractors, their agents or employees, in the execution of the Work. CONTRACTOR shall perform the Work in compliance with all Federal, State and Municipal Environmental, Health and Safety laws and regulations, statutes, rules, codes, plans, orders, judgments, decrees, official norms, including but not limited to the General Law of Ecological Balance and Environmental Protection as amended, the General Law of Prevention and Integral Management of Wastes and its regulations and the Applicable Mexican Official Standards as well as under special laws and regulations in the areas of (i) environmental impact; (ii) prevention and control of air pollution; ( iii )prevention and control of water pollution; and ( iv ) hazardous wastes, the National Waters Law and its Regulations, the Regulations on land transportation of hazardous materials and wastes, the Law of Ecological Balance and Environmental Protection for the State of Tamaulipas and its Regulations, the General Regulations on Safety and Environmental Health in the Workplace, as applicable, and all other bodies of law as applicable (hereinafter the “Laws”).
CONTRACTOR agrees to indemnify and hold OWNER, its officers, representatives, board members, employees and agents, harmless with respect to any action, proceeding, fine, penalty, information, judgment, order, decree and change asserted against OWNER for the breach of the Laws by CONTRACTOR in the performance of the Works and for any damages and losses (“daños y perjuicios”) caused to OWNER and/or third parties from such circumstance in accordance with Mexican law.
Other than those caused by acts or omissions of CONTRACTOR, its employees, subcontractors, suppliers, employees, consultants and/or agents, in the execution of the Work under the terms of this Contract, OWNER shall assume any and all environmental liabilities upon its possession of any portion of the Building and Premises caused by its use of same; and thus, will ensure that its operations shall be free of, and will not be subject to, any spill, environmentally harmful accident or final disposal or recycling of any material or waste that is deemed hazardous or dangerous under the terms of the Laws, and agrees to indemnify and to hold CONTRACTOR in peace and safe from harm against any all liabilities imposed on CONTRACTOR, including penalties, losses, demands, claims, payments, suits, actions, recoveries and judgments of an environmental nature brought against it by reason of any act, omission or misrepresentation of OWNER, Construction Manager, its agents or employees, or any of its Subcontractors, their agents or employees, in the execution of their operation and activities in the Building and the Premises. OWNER shall conduct its activities in compliance with the Laws.
OWNER agrees to indemnify and hold CONTRACTOR, its officers, representatives, board members, employees and agents, harmless with respect to any action, proceeding, fine, penalty, information, judgment, order, decree and change asserted against CONTRACTOR for the breach of the Laws by OWNER in execution of its activities and for any damages and losses (“daños y perjuicios”) caused to CONTRACTOR in accordance with Mexican law, other than those caused by acts or omissions of CONTRACTOR, its employees, subcontractors, suppliers, employees, consultants and/or agents in the execution of the Work under the terms of this Contract.
CLAUSE 27. LABOR RESPONSIBILITY
The parties shall assume all labor responsibility for all their respective personnel assigned to or contracted for the performance of the Work, and agree to strictly comply with all their obligations as employers with respect to their respective personnel under the Federal Labor Law, the Mexican Institute of Social Security Law; the National Institute of the Fund for Workers Housing Law and all regulations and ordinances issued under any applicable law.
In the event the CONTRACTOR or its Subcontractors needs for any reason to hire workers that are unionized, such workers will be preferably hired and the appropriate collective bargaining agreements will be entered into with the same union with which the OWNER has executed a Collective Bargaining Agreement.
The parties agree to indemnify and hold each other harmless in the event of any labor claim filed by any their respective workers or employees, their Subcontractors or Suppliers as well as any claim filed by the Mexican Institute of Social Security or the Institute of the National Fund for Workers Housing due to their failure to make payment of their respective dues and taxes derived from the performance of this CONTRACT. The CONTRACTOR will be obligated to appoint the OWNER as the owner of the Work in the respective registration notice it files with the Mexican Institute of Social Security, and it must provide to the OWNER stamped copy of said notice upon final acceptance of the Work.
CLAUSE 28. SUBCONTRACTORS.
Upon execution of this Contract, CONTRACTOR shall submit a list of contractors for evaluation and approval by OWNER and Construction Manager. The list of Subcontractors shall become a part hereof as Exhibit “F”. The selection and supervision of Subcontractors shall be made by the CONTRACTOR at its own responsibility.

The CONTRACTOR agrees that it is fully responsible towards the OWNER and Construction Manager for all acts and omissions of its Subcontractors and of persons either directly or indirectly employed by them, as well as for acts and omissions of persons directly employed by it.
Nothing contained herein or in the drawings or specifications shall create any contractual relationship between the OWNER and any Subcontractor. The CONTRACTOR is not authorized to make any commitment on behalf of the OWNER or Construction Manager, unless previously authorized to do so in writing by the OWNER or OWNER’S Representative.
The CONTRACTOR agrees to bind all Subcontractors and they in turn agree to be bound by the terms hereof insofar as they apply to the Work.
The CONTRACTOR shall not delegate to Subcontractors the responsibilities and obligations corresponding to the CONTRACTOR under this Contract.
The CONTRACTOR shall cause that all provisions contained herein in regard to warranty, changes and modifications in the Work, final acceptance of the Work, the right to inspections by the OWNER, OWNER’S right to terminate the Contract and OWNER’S right to be assigned with the subcontracts if so chosen, be included in the Contract signed with each one of the Subcontractors.
The CONTRACTOR shall not contract with a proposed person or entity to which the OWNER or Construction Manager has made reasonable and timely objection. The CONTRACTOR shall not be required to contract with anyone to whom the CONTRACTOR has made reasonable objection.
The CONTRACTOR shall not change a Subcontractor person or entity previously selected if the OWNER or Construction Manager makes reasonable objection to such change. The OWNER and Construction Manager shall not request the change of a Subcontractor which they have previously authorized.
CLAUSE 29. CLAIMS.
A Claim is a demand or assertion by one of the parties seeking, as a matter of right, adjustments or interpretation of Contract terms, payment of money, extension of time or other relief with respect to the terms of the Contract. The term “Claim” also includes other disputes and matters in question between the OWNER and CONTRACTOR arising out of or relating to the Contract Claims must be made by written notice. The responsibility to substantiate Claims shall rest with the party making the Claim.
Decision of Construction Manager. Claims, including those alleging an error or omission by the CONTRACTOR in the preparation of the plans and specifications for the

Work, shall be referred initially to the Construction Manager for action. A decision by the Construction Manager, shall be required as a condition precedent to arbitration and/or litigation of Claim between the CONTRACTOR and OWNER as to all such matters arising prior to the date final payment is due, regardless of (1) whether such matters relate to execution and progress of the Work or (2) the extent to which the Work has been completed. The decision by the Construction Manager in response to a Claim shall not be a condition precedent to arbitration and/or litigation in the event (1) the position of Construction Manager is vacant, (2) the Construction Manager has not received evidence or has failed to render a decision within agreed time limits, or (3) the Construction Manager has failed to take action within ten (10) Days after the claim is made.
In the event that any of the parties does not agree with the Construction Manager’s decision of a Claim, as set forth above, the disagreeing party may request the Engineering College in the city of H. Matamoros, State of Tamaulipas, to appoint an expert approved by both parties, who shall be a person of known prestige and experience in matters of industrial design and construction, in order to resolve such Claim. The expert shall decide the dispute based upon a strict enforcement of the rights and obligations set forth in the Contract. The decision of said expert shall be binding upon both parties. The fees and expenses involved for the resolution of the dispute shall be equally borne by both parties.
Time Limits on Claims. In the understating that Claims during the warranty period will not have a time limit to exercise them by OWNER, Claims by either party must be made within 10 Days after occurrence of the event giving rise to such Claim or within 10 Days after the claimant first recognizes the condition giving rise to the Claim, whichever is later. Claims must be made by written notice. An additional Claim made after the initial Claim has been implemented by Change Order will not be considered unless submitted in a timely manner.
Neither the final payment nor any part of the retained percentage shall become due until the CONTRACTOR delivers to the OWNER a complete release and waiver of lien by the CONTRACTOR and Subcontractors and Suppliers of all claims arising out of this Contract, or receipts for the full value of the Work in lieu thereof, together with an affidavit stating that the receipts include all the labor and materials for which a claim could be filed.
The duties and obligations imposed by the Contract Documents and the rights and remedies available thereunder shall be in addition to and not a limitation of any duties, obligations, rights and remedies otherwise imposed or available by law.
CLAUSE 30. INSPECTIONS AND FINAL ACCEPTANCE
(a) The Work shall be subject to inspection by the OWNER and its authorized representatives during its construction and at other times and places during normal working hours.
(b) The Work shall be subject to one Final Inspection and acceptance. Such Final Inspection in full or in part shall be made within three (3) Days after the corresponding notice of the completion of the Work by the CONTRACTOR is delivered to the OWNER.
(c) Five (5) calendar days after said Final Inspection, the OWNER must accept the Work in writing and it shall deliver the amounts retained as per paragraph (c) of Clause 25 (twenty-five) hereof, minus the cost to cover the punch list items. The CONTRACTOR shall generate and publish a punch list, containing pending or defective items that are to be completed or repaired on or before thirty (30) calendar after the Final Inspection of the Work by the OWNER. The OWNER shall receive a copy of this punch list, review it for completeness and ensure that the items listed on the punch list are completed to the OWNER’S satisfaction prior to releasing the amount withheld to cover the cost of the punch list items. The parties shall agree on the amount to be withheld for punch list items. Failure to include any items on the punch list will not alter the responsibility of the CONTRACTOR to complete the Work pursuant to the Drawings and Specifications.
Upon request of the CONTRACTOR, completed defined portions of the Work or punch list items will be subject to inspection by the OWNER within three (3) Days after the OWNER is notified of their completion, which inspections shall be in accordance with the same terms, conditions and effects as set for the Final Inspection. Such partial inspections will not relieve CONTRACTOR from its guarantee obligation under Clause 21 hereof.
(d) Within three (3) Days after any inspection (other than the Final Inspection) requested by the CONTRACTOR is performed, OWNER shall inform the CONTRACTOR in writing of any defects or imperfections of the portion of the Work inspected.
(e) If from said Final Inspection OWNER agrees with CONTRACTOR’S performance of the Work, the parties shall sign a delivery minutes for said portion of the inspected Work.
CLAUSE 31. OCCUPANCY, CONTRACTUAL PENALTY AND EARLY COMPLETION INCENTIVE.
(a) Independently of the earlier use of the Building and machinery and equipment installation to which the OWNER has a right to, in accordance with the provisions herein, the CONTRACTOR agrees and accepts that on the dates referred to in Clause First and Fifth herein, the OWNER shall have “Beneficial Occupancy” of the Work, then receive the Work “Substantially Completed” and then “Finally Completed”. Such terms shall be understood as defined under Clause First and Fifth herein.
(b) The Work shall be subject to a comprehensive inspection prior to acceptance of each of such phases. Such Inspections shall be made within seven (7) calendar days after notice that the Work is ready for each of such phases by the CONTRACTOR.
(c) If the inspection performed by the OWNER confirms that substantially all the Work is ready for the corresponding phase, the OWNER must accept in writing the corresponding phase of the Building. At the same time, as it may correspond, the respective punch list will be prepared by the OWNER containing pending or defective items that are to be completed or repaired on or before thirty (30) calendar Days thereafter.

(d) The parties agree that for the delivery of the High Bay Area, as set forth in Clause Fifth, (a), paragraph 1 above, or delay thereof, the following penalty and incentive shall apply:
(i)	In the event that CONTRACTOR does not deliver to OWNER the High Bay Area, (except if such delay is due to causes directly attributable to OWNER) on the dates established on Clause Fifth (a) paragraph 1; CONTRACTOR shall be liable for a daily penalty equivalent to US$5,000.00 (Five Thousand Dollars) per each day of delay on the dates established on the abovementioned Clause. In any event, the parties hereby agree that the penalty herein provided will not be cumulative.

(ii)	In the event that CONTRACTOR delivers to OWNER the High Bay Area before the dates set forth in Clause 5 (a), paragraph 1 above, then, OWNER shall pay to CONTRACTOR a daily incentive equivalent to US$5,000.00 (Five Thousand Dollars) per each day of early delivery of the High Bay Area to OWNER. Should the other target dates provided in Clause 5 (a), paragraph 1, not be delivered as early as Beneficial Occupancy of the High Bay Area, or are delivered with less Days of early delivery, then, the incentive will be based on the fewest days of early delivery. The number of days on the delivery dates will not be cumulative.
CLAUSE 32. TERMINATION OR SUSPENSION OF THE CONTRACT.
Termination by the OWNER without cause.
(a) The OWNER, at its sole discretion, may terminate this Contract without cause for any reason whatsoever by sending notice to the CONTRACTOR at least twenty (20) Days prior to the effective date of termination specified in such notice. After receipt of notice of termination, the CONTRACTOR shall terminate all work under the Contract immediately, but in no event later than on the date specified in such notice and, at OWNER’S option, any and all contracts with Subcontractors shall be, to the extent possible, immediately assigned to OWNER and it may instruct CONTRACTOR to:
(l) Terminate all orders and subcontracts chargeable to the performance of this Contract, which may be terminated without cost;
(2) Terminate and settle subject to approval of the OWNER, other orders and subcontracts where the cost of settlement will be less than costs which would be incurred if such orders and Subcontracts were to be completed; and
(3) Transfer to the OWNER, in accordance with OWNER’S directions all materials, supplies, work in process, facilities and equipment acquired by the CONTRACTOR in connection with the performance of the Work and for which the CONTRACTOR is to be reimbursed hereunder, and all drawings, working drawings, sketches, specifications and information accumulated for use in the performance of the Work.
The CONTRACTOR shall, if directed by the OWNER and to the extent stated in the notice of termination, do such Work as may be necessary to preserve the Work in progress and to protect material, plant and equipment on the Work or in transit thereto.
(b) Upon termination of the Contract and compliance by the CONTRACTOR with the provisions of the preceding paragraph, the OWNER shall pay the CONTRACTOR in discharge of all of its obligations under the Contract, for:
(l) Such portion of the Work as the CONTRACTOR and its Subcontractors shall have completed; plus
(2) The cost to the CONTRACTOR for materials which have been delivered to the plant site of the OWNER up to the effective date of termination; plus
(3) The cost to the CONTRACTOR of acquired materials and equipment to be used during the term of the Work, for which bona fide irrevocable orders have been placed by the CONTRACTOR prior to the effective date of termination which have not been terminated and settled hereunder; plus
(4) The cost to the CONTRACTOR of termination and settling orders and subcontracts in accordance with this provision; plus
(5) The cost to the CONTRACTOR of complying with the OWNER’S directions relative to the preservation of the Work in progress and the protection of materials, plant and equipment on the Work or in transit thereto; plus
(6) The cost incurred by CONTRACTOR in the procurement of the permits and governmental authorizations in order to perform the Work;
(7) The cost and expenses arising from the reasonable settlement and/or early termination of the CONTRACTOR’S employees labor contracts directly involved in the Work, excluding management positions;
(8) Any other legitimate costs and expenses which CONTRACTOR actually disburse in connection with the early termination hereof and delivers proof of same to OWNER;
(9) A 7% (seven percent) profit of the difference between the Contract Sum and the sum of any and all (i) progress payments effectively made by OWNER to CONTRACTOR herein up to the effective date of termination; and (ii) those costs to be paid, as referred in the provisions herein above in this paragraph (b).
(c) Notwithstanding any other right of CONTRACTOR herein provided, CONTRACTOR shall have the right to collect from OWNER, for loss, damage or otherwise, on account of such termination by OWNER, the compensation and payment in accordance with the above provisions.
Upon termination of this Contract pursuant to this Clause, OWNER shall pay to CONTRACTOR all amounts arising therefrom within the next twenty (20) Days after the termination date.
In any and all subcontracts entered into between the CONTRACTOR and its Subcontractors, in any and all other commitments and obligations which the CONTRACTOR may undertake or incur, all in connection with the Work under this Contract, the CONTRACTOR shall, to the extent possible, make provisions consistent with this Section relative to termination of the Contract by the OWNER and the payment of obligations in connection therewith.
Without prejudice to any other rights or remedies of OWNER, OWNER may, upon termination and payment hereof:
1.	Take possession of the site and of all materials, equipment, tools, and construction equipment and machinery thereon owned by the OWNER;

2.	Accept assignment of subcontracts if so elected by OWNER; and

3.	Finish the Work by whatever reasonable method the OWNER may deem expedient.
CLAUSE 33. TERMINATION FOR BREACH OF CONTRACT.
Should the CONTRACTOR at any time (i) be adjudicated as bankrupt, makes a general assignment for the benefit of creditors, makes or permits the appointment of a receiver for all or substantially all its property, or fails or refuses to prosecute the Work as provided for herein or (ii) fails to perform any other requirement of this Contract and does start to cure such failure within the next five (5) Days after written notice thereof is given by OWNER or presents in writing reasonable argumentation acceptable to the OWNER as to why such action is not necessary or required or (iii) does not cure such failure within a reasonable term satisfactory to OWNER taking into consideration such failure, the OWNER shall have the right, at its election and without prejudice to any other remedies, to perform an inventory of the advance of the Work up to the date of termination and take possession for the purposes of completing the Work, of all materials, tools, equipment and appliances at the site (which are not owned by the CONTRACTOR or Subcontractors), and either complete or employ any other person or persons to complete the Work. A copy of such inventory shall be delivered to the CONTRACTOR. In case of such termination of the employment of the CONTRACTOR, CONTRACTOR shall not be entitled to any further payment other than the portion of the Work completed pursuant to the Contract Documents up to the effective date of termination, without prejudice to OWNER’S right to collect from CONTRACTOR any and all damages and losses caused to OWNER as a result of CONTRACTOR’S breach.

CONTRACTOR shall be liable for the Work it has performed until the date of termination hereof.
Should OWNER or its holding company at any time (i) be adjudicated as bankrupt or (ii) fails to perform any of its obligations under this Contract and does not start to cure such failure within the next five (5) Days of receiving written notice from CONTRACTOR of such failure, the CONTRACTOR shall have the right to, at its own discretion, (i) terminate this Contract or (ii) request the full compliance of OWNER’S obligations hereunder, and CONTRACTOR shall have the right to collect the reasonable cost and expenses that it may incur by reason of OWNER’S failure to comply herewith, all other amounts CONTRACTOR shall have right to as set forth in this Contract and any all damages caused to CONTRACTOR due to OWNER’S breach hereof.
CLAUSE 34. TEMPORARY POWER, WATER, AND LIGHTING.
The CONTRACTOR shall provide at its expense any temporary facilities and utilities required for completion of the Work described in the specification unless otherwise specified in the documents attached hereto as Exhibit “B”. Such temporary facilities and utilities shall include but not be limited to:
(a)	Temporary construction roads, ramps and approaches and maintain them in a serviceable condition for use by all persons performing work in connection with this construction project.

(b)	Main ladders and runways for the performance of the Work. Subcontractors shall provide additional ladders and runways as required for the performance of their own Work.

(c)	Field offices and other temporary facilities such as offices, bathrooms, construction and storage sheds, that the CONTRACTOR and its Subcontractors may require. The design and location of these temporary facilities shall be as approved by the OWNER which consent must be granted or denied by the OWNER within five (5) Days and shall not be unreasonably withheld. When directed by the OWNER, the CONTRACTOR shall remove the temporary facilities and shall be responsible for Subcontractors, removing their temporary structures from the premises if same are not necessary to continue with the Work.

(d)	Fire protection for the field offices and other temporary structures as required. The CONTRACTOR shall provide and place in each field office and temporary structure the fire extinguishers to treat electrical, as well as wood, textile, paper and rubbish fires. All extinguishers shall be maintained in first class operating condition.

(e)	Temporary dust control measures acceptable to the OWNER and Construction Manager, at CONTRACTOR’S cost.

CLAUSE 35. ASSIGNMENT.
This Contract is binding upon both parties hereto, its successors, assigns and transferees. Neither party may assign this Contract or sublet it as a whole without the written consent of the other, nor shall the CONTRACTOR assign any monies to become due hereunder without the previous written consent of the OWNER. However, the parties hereof may assign this Contract to any of its corporate affiliates or subsidiaries without the consent of each other.
CLAUSE 36. APPLICABLE LAW AND JURISDICTION.
On everything related to the interpretation and compliance with this Contract, the parties shall abide by the provisions of the Civil Code for the State of Tamaulipas and they submit themselves to the jurisdiction of the Courts in Matamoros, State of Tamaulipas, United Mexican States, thus expressly waiving any other jurisdiction to which they may be entitled to due to their present or future domiciles or due to any other reason whatsoever.
CLAUSE 37. NOTICES
All notices required or desired to be given under this Contract shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:
OWNER:
Core Composites De Mexico, S. de R.L. de C.V.
Prol. Ave. Uniones y Av. Michigan
Parque Industrial del Norte
Matamoros, State of Tamaulipas
México
Tel. (868) 810-0060
Fax: (868) 810-0065
Attn: Mr. Mark Murfitt
With a copy to:
Baker & McKenzie Abogados, S.C.
Oficinas en el Parque, Piso 10
Boulevard Constitución No. 1884, Pte.
64650 Monterrey, N.L.
Tel. (81) 8399-1300
Fax (81) 8399-1399
Attn.: Juan Bernardo García Garza and/or Juan Salvador Vazquez Silveyra
CONTRACTOR:

AS Construcciones del Norte, S.A. de C.V.
Calixto de Ayala #105, Altos B, Colonia San Francisco, 87350
H. Matamoros, State of Tamaulipas
Mexico
Tel: +52 1 (868) 816-1140
Fax: +52 1 (868) 813-5729
Attn: Mr. Victor Alfonso Sánchez Ruelas
Or to such other address as any of the parties may designate in writing.
CLAUSE 38. SOLE AGREEMENT.
This Contract as well as its Exhibits, conform the total and only agreement between the parties hereof as of this date and shall prevail over any other prior covenant, agreement or understanding between the parties, either written or oral.
This Contract is executed by the parties in Matamoros, State of Tamaulipas, on this 27 of August of 2008, in the English and Spanish languages. In the event of any discrepancy between the two texts, the Spanish version shall prevail.
OWNER
Corecomposites de Mexico, S. de R.L. de C.V.

By: Stephen John Klestinec
Title: Attorney-in-Fact
CONTRACTOR
AS Construcciones del Norte, S.A de C.V

By : Mr. Victor Alfonso Sanchez-Ruelas
Title: Attorney-in-Fact

WITNESS	WITNESS

EXHIBITS
A.	Copy of the Articles of Incorporation and current By-Laws of the OWNER.

B.	Drawings and Specifications (Contract Documents).

C.	Copy of the Power of Attorney of the OWNER’S representative.

D.	Copy of the Articles of Incorporation and current By-Laws of CONTRACTOR.

E.	Form of Change Order.

F.	List of Materials and Subcontractors.

G.	Copy of Power of Attorney of the CONTRACTOR’S representative.

H.	Butler Payment Schedule

I.	High Bay Area Delivery Map